Exhibit 21.1

List of Subsidiaries of the Registrant

BedandBreakfast.com, Inc. (US-CO)

HomeAway.com, Inc. (US-DE)

HomeAway Australia Holdings Pty Ltd

HomeAway Colombia SAS (CO)

HomeAway Deutschland, GmbH (DE)

HomeAway France SARL (FR)

HomeAway Italia Srl (IT)

HomeAway Netherlands Holding B.V. (NL)

HomeAway Pty Ltd (AU)

HomeAway SARL (CH)

HomeAway Software, Inc. (US-DE)

HomeAway Spain S.L. (ES)

HomeAway Thailand Limited (TH)

HomeAway UK Ltd. (UK)

Occupancy Pty Ltd. (AU)

Owners Direct Holiday Rentals, Limited (UK)

Qualimídia Veiculação e Divulgação Ltda (BZ)

travelmob Pte. Ltd. (SG)

Bookabach Limited (NZ)

Stayz Limited (NZ)

Stayz Pty Ltd. (AU)